EXHIBIT 10.15

FIRST AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

This First Amended and Restated Deferred Compensation Plan is effective as of the 1st day of February, 2004, by South Dakota Soybean Processors, a South Dakota limited liability company (“Employer”), for the benefit of a key employee, Rodney G. Christianson (“Employee”).

RECITALS:

A.                                   South Dakota Soybean Processors, a South Dakota cooperative (the “Cooperative”), and Employee executed a Deferred Compensation Plan effective September 1, 1998. Under the Deferred Compensation Plan, each Deferred Compensation Unit was equivalent to a share of the Cooperative’s common stock.

B.                                     Pursuant to a Plan of Reorganization effective July 1, 2002, (“Reorganization”) the Cooperative transferred its assets and liabilities to South Dakota Soybean Processors, LLC for Capital Units. The Deferred Compensation Plan was among the items transferred, assigned and assumed.

C.                                     During the Reorganization, the Capital Units of Employer were distributed to the Cooperative members at the rate of one (1) Capital Unit for each share of common stock.

D.                                    Following the Reorganization, each Deferred Compensation Unit was equivalent to a single Capital Unit of Employer.

E.                                      On July 17, 2003, Employer underwent a two for one Capital Unit split.

F.                                      Employer and Employee mutually desire to amend the Deferred Compensation Plan to clarify its operation and to enable Employer to offer Employee additional incentive compensation.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt of which is acknowledged, Employer and Employee amend the Deferred Compensation Plan to read as follows:

1.                                       Definitions.  The following terms shall have these meanings:

a.                                       “Additional Compensation Units” shall mean an amount equal to one Capital Unit of Employer.

b.                                      “Capital Unit” shall mean a single Class A ownership interest in Employer.

c.                                       “Deferred Compensation Unit” shall mean an amount equal to one Capital Unit of Employer.

d.                                      “Fair Market Value of Deferred Compensation Units” and “Fair Market Value of Additional Compensation Units” shall mean amounts computed using the average price of Employer’s Capital Units. The average price of the Employer’s Capital Units will be calculated from the Capital Units traded during the most recent three calendar quarters in which any Capital Units were traded preceding the date of the valuation.

e.                                       “Fair Market Value of USSC Compensation Units” shall mean an amount equal to the book value of USSC’s Compensation Units as determined by Employer’s independent certified accounting firm under generally accepted accounting principles in a manner consistent with its regular bookkeeping practices as of the end of the calendar month preceding the date of the valuation or, in the event either Employer or Employee disputes that the book value represents fair market value then the fair market value shall be set by appraisal. Employer and Employee shall each obtain and pay for an appraisal of USSC’s stock. If the higher of the two appraised values is within ten percent (10%) of the lower of the two values, then the fair market value shall be equal to the average of the two appraised values. If the higher of the two appraised values is not within ten percent(10%) of the lower of the two values, then a third appraiser shall be obtained by mutual agreement of Employer and Employee with the cost being shared equally between them. The agreement of at least two of the three appraisers shall be the fair market value. If at least two of the appraisers can not agree on the appraised value, then the three appraised values shall be added together and divided by three with the result to be the fair market value.

f.                                         “Ledger Account” shall mean the incentive compensation ledger account in the name of Employee which provides a record of the number of Deferred Compensation Units, Additional Compensation Units and USSC Compensation Units awarded to Employee and the number of units that have vested.

g.                                      “Plan” shall mean this First Amended and Restated Deferred Compensation Plan.

h.                                      “USSC Compensation Units” shall mean an amount equal to one share of the common stock of Urethane Soy Systems Co. (“USSC”).

2.                                       Purpose of Plan. The purpose of the Plan is to enable Employee to enhance his retirement security and to provide incentives and rewards to Employee for contributing to the success of Employer through his invention, ability, industry, loyalty and exceptional service by making him a participant in that success.

3.                                       Number of Units Credited.

a.                                       Initial Award. The Cooperative initially credited the Ledger Account of Employee with thirty thousand (30,000) Deferred Compensation Units effective September 1, 1998. The thirty thousand (30,000) Deferred Compensation Units remained in Employee’s Ledger Account after the Reorganization. Following the Capital Units split by Employer on July 17, 2003, Employee’s Ledger Account contained sixty thousand (60,000) Deferred Compensation Units.

b.                                      Additional Award. Employer shall credit Employee’s Ledger Account with thirty thousand (30,000) Additional Compensation Units effective February 1, 2004. Employer shall also credit Employee’s Ledger Account with two hundred (200) USSC Compensation Units effective February 1, 2004.

c.                                       No Ownership of Capital Units or Stock. Credits to Employee’s Ledger Account do not give Employee any right, title, or interest in any actual Capital Units issued by Employer or common shares issued by USSC.

4.                                       Adjustment of Number of Units.

a.                                       Capital Unit or Share Split. In the event of a Capital Unit or a USSC common share split, an appropriate adjustment shall be made by Employer in the number of Deferred Compensation Units, Additional Compensation Units or USSC Compensation Units, whichever is applicable, which may be credited to Employee in the Ledger Account; provided, however, that Employer shall not be required to establish any fractional units. In the event a payment is required to purchase split Capital Units or split USSC common shares, the number of Deferred Compensation Units, Additional Compensation Units or USSC Compensation Units in the Ledger Account shall be debited by an amount equivalent to the required payment.

b.                                      No Other Credits. The Ledger Account shall not be credited for any dividends, pool fees, value-added payments or distributions.

c.                                       No Interest. The Ledger Account shall not accrue interest or be credited with earnings of any kind, other than as described in paragraph 5 below.

5.                                       Adjustment to Ledger Account for Changes in Fair Market Value. At the end of each fiscal year of Employer, there shall be credited to or debited from Employee’s Ledger Account an amount equal to the change in the Fair Market Value from the previous year of the vested Deferred Compensation Units, vested Additional Compensation Units, and the vested USSC Compensation Units.

6.                                       Vesting.

a.                                       Vesting of Initial Award. The Deferred Compensation Units initially credited to Employee’s Ledger Account vested according to the following schedule:

Date	Vested Percentage of Deferred Compensation Units

September 1, 1999	33 1/3%

September 1, 2000	33 1/3%

September 1, 2001	33 1/3%

These Deferred Compensation Units were fully vested at the time of the Reorganization. Following the Reorganization, Employee’s Ledger Account contained thirty thousand (30,000) Deferred Compensation Units equal to an equivalent amount of Employer’s Capital Units. Following the Capital Unit split by Employer on July 17, 2003, Employee’s Ledger Account contained sixty thousand (60,000) fully vested Deferred Compensation Units.

b.                                      Vesting of Additional Award. The Additional Compensation Units and USSC Compensation Units credited to Employee’s Account pursuant to the terms of this Plan shall vest pursuant to the following schedule:

Date	Vested Percentage of Additional Compensation Units and USSC Compensation Units

February 1, 2006	50%

February 1, 2008	50%

c.                                       Conditions. Vesting shall occur only if, on the date of vesting, Employee has continuously been an employee of Employer since the date of the award. A leave of absence, unless otherwise determined by Employer, shall not constitute a cessation of employment.

7.                                       Payment of Benefits.

a.                                       Retirement. If Employee’s employment is terminated on or after his sixty-fifth (65th) birthday, Employer shall pay to him in five (5) substantially equal annual installments, an amount equal to the Fair Market Value of the Deferred Compensation Units, the Additional Compensation Units, and the Fair Market Value of the USSC Compensation Units standing to his credit and that have vested in the Ledger Account. If Employee should die on or after his sixty-fifth (65th) birthday but before the five (5) annual payments are made, the unpaid balance shall continue to be paid in installments for the unexpired portion of the five (5) year term.

b.                                      Termination of Employment. If Employee’s employment is terminated for any reason other than death or disability, the Fair Market Value of the Deferred Compensation Units and the Additional Compensation Units, and the Fair Market Value of the USSC Compensation Units standing to his credit and that have vested in the Ledger Account shall be paid in five (5) substantially equal annual installments.

c.                                       Disability or Death. If Employee’s employment is terminated because of disability or death before he has reached the age of sixty-five (65) and while he is still in Employer’s employ, Employer shall make five (5) substantially equal annual payments to him (in the event of his disability) or to his estate (in the event of his death) equal to the Fair Market Value of the Deferred Compensation Units and the Additional Compensation

Units, and the Fair Market Value of the USSC Compensation Units standing to his credit and that have vested in the Ledger Account.

d.                                      Disability Determination. Employee shall be deemed to have become disabled for purposes of paragraph 6(c) if Employer shall find, on the basis of medical evidence satisfactory to it in its sole discretion, that Employee is so mentally or physically disabled as to be unable to fulfill and perform the duties of his position with Employer and that such disability is likely permanent.

e.                                       Payment Commencement Date. The installment payments to be made to Employee under paragraph 7(a) shall commence on the later of the first day of the month following the date on which Employee shall have reached the age of sixty-five (65), or the first day of the month following the date that the Fair Market Value of the USSC Compensation Units is determined. The installment payments to be made to Employee under paragraphs 7(b) and 7(c) shall commence on the later of the first day of the calendar year following the date of employment termination, death, or determination of disability, but in no event earlier than three (3) months after such event, or the first day of the month following the date that the Fair Market Value of the USSC Compensation Units is determined.

f.                                         Option to Accelerate Payments. Notwithstanding anything to the contrary in this paragraph, Employer may in its sole discretion discharge its entire obligation to pay Employee benefits under this Plan by transferring to Employee at any time prior to the due date of any installment payment any amounts credited to him in the Ledger Account that have vested.

g.                                      Interest and Deductions. No interest shall be payable on any sums owing to Employee under this Plan. Any such payments under this paragraph 6 shall be reduced by any amounts required by law to be withheld by Employer.

8.                                       Non-Alienation of Benefits. No right or benefit or payment under this Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit or payment under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If Employee should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit or payment hereunder, then such right or benefit or payment shall, in the sole discretion of Employer, terminate.

9.                                       No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or construe to create a trust of any kind, or fiduciary relationship between Employer and Employee, his designated beneficiary or any other person.

10.                                 Employer’s Powers and Liabilities. Employer shall have power and authority to interpret and administer this Plan. Employer’s interpretations and construction of any provision or action taken under this Plan, including any calculation of the Fair Market Value of the Deferred Compensation Units, Additional Compensation Units, or the USSC Compensation Units shall be binding and conclusive on all persons for all purposes. Neither Employer, its directors, officers, agents or employees shall be liable to any person for any action taken or admitted in connection with the interpretation and administration of this Plan unless attributable to Employer’s willful conduct or lack of good faith.

11.                                 Amendment or Termination of Plan. Employer may amend or terminate this Plan at any time, however, any such amendment or termination shall not affect the right of Employee to awards previously made or the right of Employee to the Fair Market Value of the Deferred Compensation, the Additional Compensation Units or the USSC Compensation Units standing to his credit in the Ledger Account that have vested at the time of such amendment or termination.

12.                                 No Employment Contract. Nothing contained in this Plan shall be construed as giving Employee the right to be retained in the employ of Employer, nor shall it limit or restrict the right of Employer to terminate the employment of any Employee with or without cause.

13.                                 Benefits Not Funded. Employee’s interest in the Plan is an unsecured claim against the general assets of Employer and neither Employee or any beneficiary has any right against the Ledger Account until the Plan has distributed the benefit. All amounts credited to Employee’s Ledger account are the general assets of Employer and may be disposed of and used by Employer as it determines.

14.                                 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of South Dakota.

15.                                 Compliance With Code. Employer intends that this Plan comply with the provisions of the Internal Revenue Code of 1986, as amended, and regulations in effect at the time of its execution. If, at a later date, the laws of the United States or the State of South Dakota are construed in such a way as to make this Plan null and void, it shall be given effect in a manner that shall best carry out the parties’ purposes and intentions.

16.                                 Dispute Resolution. All disputes between Employer and Employee arising out of or relating to this Agreement shall be exclusively and finally resolved through the dispute resolution process set forth in Exhibit A attached to the Employee’s Employment Agreement dated effective the same date as this Plan.

IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Deferred Compensation Plan effective the date first stated above.

SOUTH DAKOTA SOYBEAN PROCESSORS

By	/s/ Paul Casper
	Its	President

/s/ Rodney G. Christianson
Rodney G. Christianson